UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012 (July 30, 2012)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of July 30, 2012, the Compensation Committee of the Board of Directors (the “Board”) of NCI Building Systems, Inc. (“NCI”) approved the one-time grant of performance share units (“PSUs”) under NCI’s 2003 Long-Term Stock Incentive Plan (the “Plan”) to certain executives, including NCI’s named executive officers. NCI will enter into a Performance Share Award Agreement with each executive who receives a grant of PSUs. A form of Performance Share Award Agreement, which sets forth the terms of the PSUs, is described below and is filed as Exhibit 99.1 to this report.

The purpose of the PSU grants is to closely align the incentive compensation of the executive leadership team for the duration of the three-year performance cycle with returns to NCI’s shareholders and thereby further motivate the executive leadership team to create sustained value for NCI shareholders. The design of the PSU grants effectuates this purpose by placing a material amount of incentive compensation of each executive at risk and by offering extraordinary reward for the attainment of extraordinary results. Design features of the PSU grants that are in furtherance of this purpose include the following: (1) Unless the Board determines otherwise, the one-time grant of PSUs is in lieu of annual time-vesting restricted stock awards that would otherwise be granted to these executives in accordance with NCI’s current grant practices in December of 2012, 2013 and 2014. (2) As described in more detail below and as set forth in the Performance Share Award Agreement, the vesting of the PSUs is based solely on “absolute” total shareholder return (“TSR”), rather than based on a comparison to the returns of a peer group. (3) TSR must be sustained through the end of the three-year performance period, rather than at any point during the performance period, and TSR achievement during the performance period that is not sustained through the end of the performance period will not result in vesting of the PSUs. (4) The ultimate value of the PSU grant increases in relation to the increasing shareholder return and no vesting of the PSUs will occur unless the value of NCI’s common stock increases above $10 per share at the end of the three-year performance period. (5) Unless there is a Qualifying Termination (as defined in the Performance Share Award Agreement), the PSUs of an executive will be forfeited upon an executive’s termination of employment during the performance period.

Description of Performance Share Award Agreement

Under the Performance Share Award Agreement, each executive has been granted a “target” number of PSUs (the “Target Number”) and, subject to continued employment with NCI during the performance period, may earn from 0% to 300% of the Target Number based on TSR. For this purpose, TSR of NCI will be determined on an “absolute” basis (i.e., without regard to the shareholder return of any company that may be considered a peer or competitor of NCI for other purposes) in respect of the three-year performance period beginning on July 1, 2012 and ending on June 30, 2015 by comparing the price of NCI’s common stock at July 1, 2012 at a deemed fair market value of $10 per share against the price of NCI’s common stock during the 20 trading days ending on June 30, 2015 (together with dividends or other distributions on the common stock paid during that period). If the TSR is 0% or less, 0% of the Target Number will be earned. If the TSR is between 0% and 100%, an executive will earn a percentage of the Target Number corresponding to the percentage of TSR (e.g., if TSR is 50%, 50% of the Target Number will be earned). If the TSR is greater than 100%, an executive will earn a percentage of the Target Number equal to (a) 100% plus (b) 2% of the Target Number for each percentage point that the TSR exceeds 100%, subject to a maximum of 300% of the Target Number (e.g., if TSR is 110.25%, 120.5% of the Target Number will be earned). Each earned PSU will be settled in one share of common stock immediately after the end of the performance period, less applicable withholding taxes. Any PSUs that are not earned will be forfeited. If NCI pays cash dividends on the common stock during the performance period, cash dividend equivalents will accrue on the PSUs, and these dividend equivalents will be earned and paid if the related PSUs are earned and forfeited if the related PSUs are forfeited.

The Performance Share Award Agreement provides for pro rata vesting if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by NCI without cause or by the executive with good reason. If the executive’s employment terminates for any other reason prior to the end of the performance period, all PSUs are forfeited. If a change in control of NCI occurs prior to the end of the performance period, the performance period will immediately end at the time of the change in control and an executive will earn a percentage of the Target Number based on the TSR achieved determined by reference to the value of the common stock at the time of the change in control.

Grant of PSUs to Named Executive Officers

The following executive officers have been granted the following Target Numbers of PSUs:

Norman C. Chambers	275,000*
Mark E. Johnson	145,000
Mark W. Dobbins	85,000
Bradley D. Robeson	85,000
Todd R. Moore	85,000

* Because of fiscal year limitations on equity grants currently in effect under the Plan, Mr. Chambers has been granted a Target Number of 270,000 PSUs currently, and it is NCI’s intention that an additional 5,000 PSUs will be added to Mr. Chambers’ Target Number at the first meeting of NCI’s Compensation Committee occurring in the 2013 fiscal year.

In addition to the above-named officers, six other members of NCI’s executive leadership team were granted PSUs under the Plan in varying amounts with the same terms and conditions set forth herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Form of Performance Share Award Agreement under the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President, General Counsel and Secretary

Dated: August 2, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Form of Performance Share Award Agreement under the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan.